Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
LOOPNET, INC.
ARTICLE I
     The name of the corporation is LoopNet, Inc. (the “Corporation”).
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of Newcastle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE IV
     The Corporation is authorized to issue two classes of shares designated, respectively, Preferred Stock (the “Preferred Stock”) and Common Stock (the “Common Stock”). The Corporation is authorized to issue 16,397,886 shares of Preferred Stock, par value $0.001, and 50,000,000 shares of Common Stock, par value $0.001. The shares of Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. Subject to the protective provisions under Section 3(b) of this Article IV, the Board of Directors (the “Board”) is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions to or imposed upon any wholly-unissued series of the shares of Preferred Stock, and to fix or alter the number of shares comprising any such series and the designation thereof, or any of them, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, and to provide for rights and terms of redemption or conversion of the shares of any such series. The first series of Preferred Stock will be comprised of 7,198,938 shares designated as “Series A Preferred Stock.” The second series of Preferred Stock will be comprised of 198,938 shares designated as “Series B Nonvoting Preferred Stock.” The third series of Preferred Stock will be comprised of 9,000,000 shares designated as “Series C Preferred Stock.”

     The rights, preferences, privileges and restrictions granted to and imposed upon the Common Stock, the Series A Preferred Stock, the Series B Nonvoting Preferred Stock, and the Series C Preferred Stock are as follows:
     1. Dividends. In each fiscal year of the Corporation, the holders of shares of Series C Preferred Stock shall be entitled to receive, before any dividends shall be paid or declared and set aside for the Common Stock or any other series of Preferred Stock, in such fiscal year, out of funds legally available for that purpose, non-cumulative dividends accruing at the rate of $0.0984 per share per annum (as adjusted for stock dividends, combinations or splits with respect to such shares), payable when, as and if declared by the Board. In each fiscal year of the Corporation, the holders of shares of Series A Preferred Stock and Series B Nonvoting Preferred Stock shall be entitled to receive, before any cash dividends shall be paid or declared and set aside for the Common Stock, in such fiscal year, out of funds legally available for that purpose, non-cumulative dividends at the rate of $0.25 per share per annum (as adjusted for stock dividends, combinations or splits with respect to such shares), payable when, as and if declared by the Board. Dividends for the Series C Preferred Stock, Series A Preferred Stock and Series B Nonvoting Preferred Stock shall be non-cumulative, and shall not be paid or payable to the holders of shares of Series C Preferred Stock, Series A Preferred Stock and Series B Nonvoting Preferred Stock unless so declared by the Board. Dividends on the Series C Preferred Stock, Series B Nonvoting Preferred Stock and Series A Preferred Stock declared by the Board but not paid shall accrue. Subject to the provisions of Section 3(b) of this Article IV, no dividend shall be declared or paid to any holders of shares of the capital stock of the Corporation, including without limitation holders of Common Stock, unless and until the dividend set forth herein has first been paid or declared and set apart during that fiscal year and any prior year in which dividends were unpaid to the holders of shares of Series C Preferred Stock, Series A Preferred Stock and Series B Nonvoting Preferred Stock.
     2. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, all assets and funds of the Corporation legally available for distribution to the shareholders of the Corporation will be distributed in the following manner:
     (a) First, ratably among the holders of the Series C Preferred Stock until such holders have received the preferential amount of $2.46 (as adjusted for stock dividends, combinations or splits with respect to such shares) per share plus all declared but unpaid dividends thereon; provided, however, that if the assets and funds thus distributed among the holders of the Series C Preferred Stock are insufficient to permit the payment to such holders of such full preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series C Preferred Stock, ratably in proportion to such full preferential amounts each such holder would be entitled to first receive;

     (b) Second, ratably among the holders of the Series A Preferred and Series B Nonvoting Preferred Stock until such holders have received the preferential amount of $5.00 (as adjusted for stock dividends, combinations or splits with respect to such shares) per share plus all declared but unpaid dividends thereon; provided, however, that if the assets and funds thus distributed among the holders of the Series B Nonvoting Preferred and Series A Preferred Stock are insufficient to permit the payment to such holders of such full preferential amounts, then the assets and funds of the Corporation legally available for distribution (after the distribution under subsection (a) above) shall be distributed among the holders of the Series A Preferred and Series B Nonvoting Preferred Stock, ratably in proportion to such full preferential amounts each such holder would be entitled to receive;
     (c) Third, ratably among the holders of the Series C Preferred Stock, the Series A Preferred Stock, the Series B Nonvoting Preferred Stock and the Common Stock according to the number of shares of Common Stock (A) then held, with respect to the Common Stock, and (B) into which the shares of Preferred Stock are then convertible, with respect to the Series C Preferred Stock, the Series A Preferred Stock and the Series B Nonvoting Preferred Stock with the distribution on each such series of Preferred Stock terminating under this section (c) when the shares of such series have received $3.69 per share (as adjusted for stock dividends, combinations or splits with respect to such shares), in the case of the Series C Preferred Stock, and $7.50 per share (as adjusted for stock dividends, combinations or splits with respect to such shares), in the case of the Series A Preferred Stock and the Series B Nonvoting Preferred Stock, in each case in addition to the amounts received under subsections (a) and (b) above; and
     (d) Fourth, to the holders of the Common Stock on a pro rata basis according to the number of shares of Common Stock then held.
     (e) Notwithstanding the foregoing provisions of subsections (a) through (d) of this Section 2 of this Article IV, if the holders of any of the Series A Preferred Stock, Series B Nonvoting Preferred Stock or Series C Preferred Stock would receive a greater distribution by converting any such series into Common Stock, each such series that would receive a greater distribution will be deemed converted into Common Stock (at the then applicable Conversion Price) for such distribution immediately prior to such distribution.
     (f) For purpose of this Section 2 of this Article IV, a liquidation shall be deemed to include (i) a sale of all or substantially all of the assets of the Corporation, or (ii) a reorganization, merger or consolidation of the Corporation with or into any other corporation or entity, or exchange of outstanding securities of the Corporation, in which transaction the Corporation’s shareholders immediately prior to such transaction own immediately after such transaction less than 50% of the voting securities of the surviving corporation or entity (or its parent) (any of the foregoing, a “Change of Control”). In the case of such a Change of Control, the assets and funds of the Corporation legally available for distribution pursuant to Section 2 of this Article IV shall be deemed to be the aggregate consideration payable to holders of capital stock of the Corporation (in the event of a merger, reorganization or similar transaction) or the aggregate consideration received by the Corporation together with all other available assets of the Corporation (in the event of a sale of assets or similar transaction). The amount deemed distributed to the holders of the Preferred Stock and the holders of the Common Stock upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders or the Corporation by the acquiring person, firm or other entity.
     (g) Insofar as any distribution pursuant to Section 2 of this Article IV consists of assets other than cash, the value thereof shall, for purposes of the provisions of Section 2 of this Article IV, be the fair value at the time of such distribution, as determined in good faith by the Board. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:
     (i) If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;
     (ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and
     (iii) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board.
     The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board.
     (h) Each holder of Preferred Stock shall be deemed to have consented to distributions made by the Corporation and approved by the Board in connection with the repurchase of shares of Common Stock issued to or held by employees, directors or consultants upon termination of their employment or services pursuant to agreements providing for such right of repurchase between the Corporation and such persons.
     (i) At least ten days prior to the record date for an event of liquidation, dissolution, or winding up, including a deemed liquidation pursuant to Section 2(f) of this Article IV, the Corporation shall give notice thereof in accordance with the procedures described in Section 4(h) of this Article IV.

     3. Voting Rights.
     (a) Generally. Except as otherwise required by law or as expressly provided in these articles of incorporation, the holder of each share of Common Stock issued and outstanding will have one vote and the holder of each share of Series A Preferred Stock and Series C Preferred Stock issued and outstanding will be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock and Series C Preferred Stock could be converted pursuant to Section 4 at the record date for the determination of the shareholders entitled to vote on the matter in question, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. The holders of shares of Common Stock, Series A Preferred Stock and Series C Preferred Stock shall vote on all issues as a single class, except as otherwise expressly provided in these articles of incorporation or as required by law. In the event that the shares of Series A Preferred Stock or Series C Preferred Stock held by a holder are convertible into a non-integral number of shares of Common Stock as of the date of determination, the number of votes to which such shareholder will be entitled will, after aggregating all such shares of Series A Preferred Stock and Series C Preferred Stock, as the case may be, be rounded down to the nearest whole vote.
     (b) Protective Provisions—Series C Preferred Stock and Series A Preferred Stock. In addition to any other voting rights provided by law or herein, so long as at least fifty percent (50%) of the maximum number of shares of Series A Preferred Stock and Series C Preferred Stock that were outstanding after the date hereof and prior to any event described below remain outstanding, the Corporation will not, without the consent of the holders of at least a majority of the shares of Series A Preferred Stock and Series C Preferred Stock then outstanding (voting as a single class, with each share entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible):
          (i) authorize, designate, create (by reclassification or otherwise), issue or incur any obligation to issue any new class or series of securities of the Corporation having rights, preferences or privileges on parity with or senior to the Series A Preferred Stock or the Series C Preferred Stock as to dividend rights, redemption or sinking fund rights, or liquidation preferences;
          (ii) amend or repeal any provision of or add any provision to the Certificate of Incorporation or the Bylaws of the Corporation if such action would adversely affect the rights, privileges, preferences or restrictions created for the benefit of the Series A Preferred Stock or the Series C Preferred Stock;
          (iii) pay a dividend or make any other distribution on the Common Stock (other than a dividend payable solely in shares of Common Stock of the Corporation) or redeem or repurchase any shares of Common Stock (other than purchases from employees in connection with terminations of their employment pursuant to agreements between such employees and the Corporation);
          (iv) acquire another business through asset acquisition, stock purchase or merger for cash or other consideration having a value (as reasonably determined by the Board if the consideration is other than cash) in excess of $1,000,000;
          (v) create or acquire any subsidiary;
          (vi) effect a reorganization, consolidation, merger of the Corporation, or acquisition of the Corporation, by means of any transaction or series of transactions, if the Corporation is not the surviving entity or that results in the transfer of fifty percent (50%) or more of the voting power of the Corporation (or its parent, if any) outstanding immediately prior to such transaction, or effect a sale of all or substantially all of the assets of the Corporation;
          (vii) increase the total number of authorized shares of Series A Preferred Stock or Series C Preferred Stock;
          (viii) effect a reclassification or recapitalization of the outstanding capital stock of the Corporation which adversely affects the rights, privileges, preferences or restrictions created for the benefit of the Series A Preferred Stock or the Series C Preferred Stock; or
          (ix) amend or repeal any provisions of this Section 3 of this Article IV.
     (c) If, in connection with any of the matters referred to in clauses (i) through (ix) above, the Series A Preferred Stock or Series C Preferred Stock is adversely affected in a different manner than the other such series (including, but not limited to, any change in the liquidation preference or participation for such series or in the provisions relating to automatic conversion of such series, either alone or with any other series), the series that is adversely affected in a different manner will have a separate series vote (by a majority of the outstanding shares of such series). Notwithstanding the provisions of this Section 3 of this Article IV, any performance required by the Corporation under this Certificate of Incorporation may be waived with the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock and the holders of a majority of the outstanding shares of Series C Preferred Stock, voting together as a single class on an as-converted basis; provided that if the Series A Preferred Stock or Series C Preferred Stock is adversely affected by any such waiver in a different manner than the other such series (including, but not limited to, any waiver relating to the liquidation preference or participation for such series or relating to the provisions for automatic conversion of such series, either alone or with any other series), the series that is adversely affected in a different manner will have a separate series vote on the waiver (by a majority of the outstanding shares of such series).
     (d) For as long as shares of Series B Nonvoting Preferred Stock shall remain outstanding, the Corporation will not take any of the actions listed in clauses (i) through (ix) above that adversely affect the Series B Nonvoting Preferred Stock in a different manner than the Series A Preferred Stock and the Series C Preferred Stock or amend this section 3(d) to adversely affect the rights of the Series B Nonvoting Preferred Stock, without the approval of holders of at least a majority of the shares of Series B Nonvoting Preferred Stock then outstanding.
     4. Conversion. The holders of Preferred Stock (for purposes of this Section 4 of this Article IV only, all references made to “Preferred Stock” refer only to the Series A Preferred Stock and the Series C Preferred Stock, and specifically do not refer to Series B Nonvoting Preferred Stock) will have conversion rights as follows (the “Conversion Rights”):
     (a) Optional Conversion. Each share of Preferred Stock (but not cash dividends, if any, with respect thereto) will be convertible without the payment of any additional consideration by the holder thereof at any time at the option of the holder thereof into Common Stock. The number of shares of Common Stock into which each share of Preferred Stock may be converted will be determined by dividing the Conversion Value by the Conversion Price, determined as provided below, in effect at the time of the conversion.
     The initial “Conversion Value” and “Conversion Price” for the Series A Preferred Stock will each be $5.00, and for the Series C Preferred Stock shall each be $1.23, subject to adjustment as provided below.
     (b) Automatic Conversion. Each share of Preferred Stock (but not cash dividends, if any, with respect thereto) will be automatically converted into Common Stock upon (i) the consent of at least two-thirds of the then-outstanding shares of Preferred Stock, including the holders of at least two-thirds of the then-outstanding shares of Series C Preferred Stock, or (ii) the closing of a firm commitment underwritten public offering pursuant to an effective Registration Statement under the Securities Act, covering the offer and sale of Common Stock for the account of the Corporation to the public with aggregate gross proceeds to the Corporation (prior to underwriting commissions, if any, and offering expenses) of not less than $20,000,000 and a per share price to the public of not less than $3.69 (as adjusted in the event of stock dividends, stock splits and similar capital modifications).
     (c) Mechanics of Conversion. Before any holder of shares of Preferred Stock will be entitled to convert the same into shares of Common Stock, such holder will surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and will give written notice to the Corporation at such office that such holder elects to convert the same and will state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates; provided, however, that in the event of an automatic conversion pursuant to Section 4(b) of this Article IV, the outstanding shares of Preferred Stock will be converted automatically without any action by the holders of such shares and whether or not the certificate or certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation will not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation will, as soon as practicable after such delivery, or such agreement of indemnification in the case of a lost certificate, issue and deliver to such holder of Preferred Stock a certificate or certificates representing the number of shares of Common Stock to which such holder will be entitled as aforesaid, and will issue and deliver to such holder a check in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion will be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Preferred Stock to be converted, or, in the case of an automatic conversion, on the effective date of such shareholders’ meeting or written consent or immediately prior to the closing of the offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.
     (d) Adjustments to Conversion Prices of Preferred Stock. Following the date this Certificate of Incorporation is filed in the Office of the Secretary of State of the State of Delaware, the Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:
          (i) Adjustments for Subdivisions, Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the

Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.
          (ii) Adjustments for Stock Dividends and Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution (excluding any repurchases of securities by the Corporation not made on a pro rata basis from all holders of any class of the Corporation’s securities) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted in this Section 4 of this Article IV or as provided in Section 1 of this Article IV, then and in each such event, the holders of Preferred Stock shall receive at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event.
          (iii) Adjustments for Reclassification, Exchange and Substitution. Except as provided in Section 2 of this Article IV, upon any liquidation, dissolution or winding up of the Corporation, if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), each share of Preferred Stock will thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation then deliverable upon conversion of such share of Preferred Stock is entitled upon such reorganization or reclassification.
     (e) Sale of Shares Below Conversion Price. The adjustments to the Conversion Price described in this subparagraph (e) shall apply only to the Series C Preferred Stock and shall not affect the Conversion Price of any other series of Preferred Stock, including the Series A Preferred Stock.
          (i) If at any time or from time to time after the date hereof, the Corporation issues or sells, or is deemed by the express provisions of this subparagraph (e) to have issued or sold, Additional Shares of Common Stock (as defined in clause (v) below), other than upon a subdivision or combination of, or as a dividend or other distribution on, the Common Stock as provided in subparagraphs (d)(i) and (ii) above, for an Effective Price (as defined in clause (v) below) less than the then existing Conversion Price applicable to the Series C Preferred Stock, the then-existing Conversion Price of the Series C Preferred Stock shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the then-existing Conversion Price of the Series C Preferred Stock by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock outstanding at the close of business on the day next preceding the date of such issue or sale, plus (B) the number of shares of Common Stock that the aggregate consideration received (or by the express provisions hereof deemed to have been received) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of such issue after giving effect to such issue of Additional Shares of Common Stock; provided, however, that for the purposes of this clause (i), all shares of Common Stock then issuable upon conversion or exercise of then outstanding rights or options to acquire Common Stock or other stocks or securities convertible into Common Stock shall be deemed to be outstanding.
          (ii) For the purpose of making any adjustment required under this subparagraph (e), the consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash be computed at the gross amount of cash received by the Corporation before deducting any expenses payable by the Corporation and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Corporation in connection with such issue or sale, (B) to the extent it consists of property, be the fair market value of such property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, or evidences of indebtedness, shares of stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock (collectively, “Convertible Securities”) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options, as the case may be.
          (iii) For the purpose of the adjustment required under this subparagraph (e), if the Corporation issues or sells any rights or options to purchase Common Stock or any Convertible Securities and if the Effective Price of the Additional Shares of Common Stock underlying such rights or options or Convertible Securities is less than the then applicable Conversion Price in effect for the Series C Preferred Stock, then the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amount of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof. No further adjustment of the Conversion Price of the Series C Preferred Stock, adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights, options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price of the Series C Preferred Stock, adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.
          (iv) For the purpose of the adjustment required under this subparagraph (e), if the Corporation issues or sells any rights or options for the purchase of Convertible Securities and if the Effective Price of the Additional Shares of Common Stock underlying such Convertible Securities is less than the then-applicable Conversion Price in effect for the Series C Preferred Stock, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Common Stock issuable upon conversion of the total maximum amount of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Shares of Common Stock an amount equal to the amount of consideration, if any, received by the Corporation for the issuance of such rights or options, plus the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options and plus the minimum amount of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion of such Convertible Securities. No further adjustment of the Conversion Price of the Series C Preferred Stock, adjusted upon the issuance of such rights or options, shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Shares of Common Stock upon the conversion of such Convertible Securities. The provisions of clause (iii) above for the readjustment of the Conversion Price of the Series C Preferred Stock upon the expiration of rights or options or the rights of conversion of Convertible Securities shall apply, the necessary changes having been made, to the rights, options and Convertible Securities referred to in this subpart (iv).

          (v) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation after the date hereof, whether or not subsequently reacquired or retired by the Corporation, other than shares of Common Stock issued (A) upon exercise of options or warrants issued to officers, directors and employees of, and independent contractors to, the Corporation, which issuances are approved by the Board or its designated committee, provided, however, that such issuances shall be used primarily as incentives for services to be provided to the Corporation; (B) upon conversion of shares of any Series A Preferred Stock, Series B Nonvoting Preferred Stock, or Series C Preferred Stock; (C) to banks or leasing companies primarily to obtain financing or secure leases of equipment; (D) to licensors to obtain licenses of intellectual property; (E) to co-joint venturers, and to parties entering into strategic business relationships with the Corporation, in connection with transactions approved by the Board; (F) as a dividend or distribution on the Series A Preferred Stock, Series B Nonvoting Preferred Stock or Series C Preferred Stock; (G) upon exercise of warrants to purchase shares of Series C Preferred Stock issued by the Corporation within 60 days after the date hereof; or (H) in connection with a merger, acquisition, asset purchase or similar transaction. The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this subparagraph (e), into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this subparagraph (e), for such Additional Shares of Common Stock.
     (f) No Impairment. The Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 of this Article IV and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.
     (g) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section 4 of this Article IV, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such applicable adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock. Any certificate sent to the holders of Preferred Stock pursuant to this Section 4(g) of this Article IV will be signed by an officer of the Corporation.
     (h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation will mail to each holder of Preferred Stock, at the address for such holder shown on the books of the Corporation, at least ten days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.
     (i) Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock will not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.
     5. Fractional Shares. No fractional share of Common Stock will be issued upon the conversion of any share or shares of Preferred Stock. If the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation will, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board).
     6. [Reserved].
     7. Rights of Series B Nonvoting Preferred Stock. Prior to the automatic conversion of the Series A Preferred Stock and the Series C Preferred Stock as provided in Section 4.(b) of this Article IV, the holders of the Series B Nonvoting Preferred Stock shall have the same rights as the holders of Series A Preferred Stock, except that they shall have no voting rights unless otherwise specified herein or unless otherwise required by law, in which event they shall vote together with the holders of Series A Preferred Stock as a single class, unless otherwise specified herein or required by law. Upon the automatic conversion of the Series A Preferred Stock as provided in Section 4.(b) of this Article IV, the Series B Nonvoting Preferred Stock will be automatically converted into Common Stock. In the event of any liquidation, dissolution or winding up of the Corporation, or in the event of any transaction that is treated as a liquidation of the Corporation pursuant to Section 2 of this Article IV, then immediately prior to such liquidation, dissolution, winding up or transaction each share of Series B Nonvoting Preferred Stock (but not cash dividends, if any, with respect thereto) may be convertible without the payment of any additional consideration by the holder thereof, at the option of the holder thereof, into Common Stock. Upon the record date for any vote (or written consent) of shareholders to approve of any matter or transaction that, as a matter of law, requires the separate class vote of the Series B Nonvoting Preferred Stock, all shares of Series B Nonvoting Preferred Stock shall automatically convert into shares of Series B Nonvoting Preferred Stock. Upon any conversion of the Series B Nonvoting Preferred Stock into Common Stock pursuant to this Section 7 of this Article IV, the number of shares of Common Stock into which each share of Series B Nonvoting Preferred Stock may be converted will be determined by dividing the current Conversion Value by the current Conversion Price, determined as provided below, in effect at the time of the conversion. At the time of any conversion of the Series B Nonvoting Preferred Stock into Common Stock, the “Conversion Value” and “Conversion Price” of the Series B Nonvoting Preferred Stock shall be the same as the “Conversion Value” and “Conversion Price” of the Series A Preferred Stock, as such amounts are adjusted pursuant to Section 2 of this Article IV above, at such time. Upon any conversion of the Series B Nonvoting Preferred Stock into Series A Preferred Stock pursuant to this Section 7 of this Article IV, the Series B Nonvoting Preferred Stock shall convert into Series A Preferred Stock on a share-for-share basis.
     8. Reissuance of Preferred Stock. No shares of Preferred Stock which are redeemed, purchased or acquired by the Corporation or converted into Common Stock shall be reissued, and all such shares shall be canceled and eliminated from the shares which the Corporation shall be authorized to issue.
ARTICLE V
     The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.
ARTICLE VI
     Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII
     (A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
     (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.
     (C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE VIII
     The name and mailing address of the incorporator are as follows:
David Sikes
c/o Heller Ehrman LLP
333 Bush Street
San Francisco, CA 94104
     Executed this 20th day of April, 2006.

/s/ David Sikes

David Sikes, Incorporator

CERTIFICATE OF MERGER
OF
LOOPNET, INC.,
a California corporation
INTO
LOOPNET, INC.,
a Delaware corporation
     Under Section 252(c) of the Delaware General Corporation Law, LoopNet, Inc., a Delaware corporation, hereby certifies that:
     FIRST: The name and state of incorporation of each of the constituent corporations to the merger are (1) LoopNet, Inc., a California corporation, and (2) LoopNet, Inc., a Delaware corporation.
     SECOND: An agreement and plan of merger (the “Agreement and Plan of Merger”) providing for the merger of LoopNet, Inc., a California corporation (the “Disappearing Corporation”), into LoopNet, Inc., a Delaware corporation (the “Surviving Corporation”), has been duly approved, adopted, certified, executed and acknowledged in accordance with Section 252(c) of the Delaware General Corporation Law.
     THIRD: The full name of the Surviving Corporation is LoopNet, Inc.
     FOURTH: The certificate of incorporation of LoopNet, Inc., a Delaware corporation, shall be the certificate of incorporation of the Surviving Corporation.
     FIFTH: The Agreement and Plan of Merger as executed is on file at the principal place of business of the Surviving Corporation at:
     185 Berry Street, Suite 4000
San Francisco, California, 94107
     SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.
     SEVENTH: The aggregate number of shares of stock which the Disappearing Corporation has the authority to issue is 66,397,886 shares, all of which shares have $0.001 par value and are designated common and preferred stock.
     LoopNet, Inc., a Delaware corporation, has caused this Certificate to be signed in San Francisco, California, by Richard J. Boyle, Jr., its President, Chief Executive Officer and

Chairman of the Board of Directors and Brent Stumme, its Chief Financial Officer and Senior Vice President, Finance and Administration, who affirm under penalties of perjury that the facts stated in this Certificate are true this May 31, 2006.

By:	/s/

Richard J. Boyle, Jr.
President, Chief Executive Officer and Chairman of the Board of Directors

By:	/s/

Brent Stumme
Chief Financial Officer and Senior Vice President, Finance and Administration

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
OF LOOPNET, INC.
(a Delaware Corporation)
     The undersigned, Brent Stumme, hereby certifies that:
     1. He is the duly appointed Chief Financial Officer and Senior Vice President, Finance and Administration of LoopNet, Inc., a Delaware corporation (this “Corporation”).
     2. The date of filing of this Corporation’s original Certificate of Incorporation with the Secretary of State of Delaware is April 20, 2006.
     3. The first paragraph of Article IV of the Certificate of Incorporation of this Corporation is amended to read as follows:
“The Corporation is authorized to issue two classes of shares designated, respectively, Preferred Stock (the “Preferred Stock”) and Common Stock (the “Common Stock”). The Corporation is authorized to issue 32,795,762 shares of Preferred Stock, par value $0.001, and 100,000,000 shares of Common Stock, par value $0.001. The shares of Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. Subject to the protective provisions under Section 3(b) of this Article IV, the Board of Directors (the “Board”) is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions to or imposed upon any wholly-unissued series of the shares of Preferred Stock, and to fix or alter the number of shares comprising any such series and the designation thereof, or any of them, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, and to provide for rights and terms of redemption or conversion of the shares of any such series. The first series of Preferred Stock will be comprised of 14,397,876 shares designated as “Series A Preferred Stock.” The second series of Preferred Stock will be comprised of 397,876 shares designated as “Series B Nonvoting Preferred Stock.” The third series of Preferred Stock will be comprised of 18,000,000 shares designated as “Series C Preferred Stock.” At the time this amendment becomes effective, each one (1) share of Common Stock issued and outstanding at such time shall be and hereby is increased and converted into two (2) fully paid and non-assessable shares of Common Stock of the Corporation as herein authorized and each one (1) share of Preferred Stock issued and outstanding at such time shall be and hereby is increased and converted into two (2) fully paid and non-assessable shares of Preferred Stock of the Corporation as herein authorized. Each outstanding stock certificate of the Corporation which immediately prior to the time this amendment becomes effective represented one or more shares of Common Stock or Preferred Stock shall thereafter represent the number of whole shares of Common Stock or Preferred Stock, determined by multiplying the number of whole shares represented by such certificate immediately prior to the time this amendment becomes effective by two (2) and rounding such number down to the nearest whole integer. The amount of capital represented by such post-split shares in the aggregate at the time this Certificate of Amendment becomes effective shall be adjusted by the transfer of one-tenth of one cent ($0.001) from the additional paid-in-capital account to the capital account of the Common Stock or Preferred Stock for each post-split share issued, such transfer to be made at such time. The Corporation shall not be required to issue or deliver any fractional shares of Common Stock or Preferred Stock. There shall be designated as capital in respect of such post-split shares an amount equal to the aggregate par value of such shares. Upon surrender by a holder of Common Stock or Preferred Stock of a certificate or certificates of Common Stock or Preferred Stock, duly endorsed, at the office of the Corporation, the Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Common Stock or Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock or Preferred Stock to which such holder shall be entitled as aforesaid.
     4. The foregoing amendment to the Certificate of Incorporation has been duly approved by the Board of Directors.
     5. The foregoing amendment has been duly adopted by the required vote of stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware. Such amendment was approved and adopted by written consent of the stockholders. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common, Series A Preferred, and Series C Preferred Stock, voting together as a single class.

     IN WITNESS WHEREOF, LoopNet, Inc. has caused this certificate to be signed by the undersigned officer, thereunto duly authorized, this 5th day of June, 2006 in the City of Monrovia, State of California.

By:	/s/

Brent Stumme, Chief Financial Officer and Senior Vice President, Finance and Administration

21